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                                                               Exhibit (a)(1)(M)

             TB WOOD'S CORPORATION REVISES AND EXTENDS TENDER OFFER

CHAMBERSBURG, PA, September 28, 2005 -- TB Wood's Corporation (Nasdaq: TBWC) announced today that it will increase the maximum number of shares it is offering to purchase from 750,000 to 1,500,000 million shares. The Company is further extending the expiration date of its tender offer to purchase up to 1,500,000 shares of its common Stock at a price not greater than $7.50 nor less than $5.00 per share from midnight, New York City time, on Monday, October 10, 2005, until midnight, New York City time, on Wednesday, October 12, 2005, unless the Company further extends the expiration date of the tender offer. The Company will update its previous disclosure in the offer to purchase mailed to its shareholders by filing an amendment to its Schedule TO with the Securities and Exchange Commission ("SEC") to increase the maximum number of shares and to make certain other technical changes to the offer to purchase.

As a result of the extension, participants in the TB Wood's Corporation 401(k) Plan have until 6:00 p.m., New York City time on Friday, October 7, 2005 to tender their shares held in the plan.

The Company is in negotiations with AEA Mezzanine Fund LP and AEA Mezzanine (Unleveraged) Fund LP to obtain a $5 million increase in the debt financing to purchase such additional shares. The Company now expects to borrow a total of $15 million to purchase shares in the tender offer.

As previously announced, none of the Company's directors or executive officers intend to tender any of their own shares in the offer; however, Thomas C. Foley, one of the Company's directors and largest shareholder, has informed the Company that he may sell up to 50,000 shares into the marketplace prior to the expiration of the tender offer.

The information agent is D.F. King & Co., Inc. The depositary is American Stock Transfer & Trust Company. For questions and information, please call the information agent toll free at (800) 669-5550.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF TB WOOD'S COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT TB WOOD'S DISTRIBUTED TO ITS SHAREHOLDERS. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV. SHAREHOLDERS AND INVESTORS ALSO MAY OBTAIN A COPY OF THESE DOCUMENTS, AS WELL AS ANY OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, FROM D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE TENDER OFFER, BY DIRECTING SUCH REQUEST TO D.F. KING & CO., INC., TOLL FREE AT (800) 669-5550.

About TB Wood's

TB Wood's is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Canada, Mexico, Germany, Italy and India. Additional information on TB Wood's and our products can be found online at http://www.tbwoods.com.

Safe Harbor Statement

This press release contains statements which are forward-looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's current expectations and assumptions. These expectations and assumptions, as well as the Company's future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents on file with the SEC.

Contact:

     Joseph C. Horvath
     Chief Financial Officer
     (717) 264-7161, Extension 4465